Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of Bank7 Corp. (the Company) on Forms S-3 (File No. 333-261356, effective November 24, 2021; and File No. 333-250102, effective November 16, 2020) and Form S-8 (File No. 333-227437, effective September 20, 2018) of our report, dated March 31, 2022, on our audits of the consolidated financial statements of the Company as of December 31, 2021 and 2020, and for each of the years in the three-year period ended December 31, 2021, which report is included in this Annual Report on Form 10-K.

Oklahoma City, Oklahoma
March 31, 2022